Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and	Director, Communications
Chief Financial Officer	763-540-1212
763-540-1204

Tennant Company Reports 2014 First Quarter Results
Net sales in quarter increased 9.5 percent, or 10.5 percent organically;
Company posts record sales for a first quarter of $184.0 million;
First quarter diluted EPS up 6.9 percent to $0.31;
Company maintains 2014 full year guidance range

MINNEAPOLIS, April 21, 2014-Tennant Company (NYSE:TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $5.8 million, or $0.31 per diluted share, on net sales of $184.0 million for the first quarter ended March 31, 2014. In the 2013 first quarter, Tennant reported net earnings of $5.1 million, or $0.27 per diluted share, on net sales of $168.1 million. The 2013 first quarter included two special items: a restructuring charge of $0.05 per diluted share to rightsize the European operations and a $0.03 per diluted share tax benefit related to the retroactive reinstatement of the 2012 U.S. Federal R&D Tax Credit. Excluding these special items, adjusted 2013 first quarter earnings totaled $5.5 million, or $0.29 per diluted share. (See the Supplemental Non-GAAP Financial Table.)
Commented Chris Killingstad, Tennant Company's president and chief executive officer: “We are pleased to report record revenues for a first quarter and double-digit organic growth, with higher sales across all of our geographies. The implementation of our growth strategy is off to a strong start in 2014, as we strive to reach $1 billion in revenues by 2017. All of our key drivers to reach this target performed well in the first quarter, and we anticipate continued sales gains and improved profitability as the year progresses.”

First Quarter Operating Review
The company's 2014 first quarter consolidated net sales of $184.0 million rose 9.5 percent compared to the prior year quarter. Unfavorable foreign currency exchange reduced consolidated net sales by approximately 1 percent. Organic net sales, which exclude the impact of foreign currency exchange (and acquisitions when applicable), increased approximately 10.5 percent.

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Contributing to 2014 first quarter results was continued demand for newly introduced products, especially the T12 rider scrubber, which is the first new product in Tennant’s redesigned modular large equipment portfolio, as well as strong sales of industrial equipment and sales through distribution and to strategic accounts. Sales of scrubbers equipped with ec-H2O™ technology grew 11.7 percent compared to the first quarter of 2013.
Geographically, sales increased 8.1 percent in Tennant’s largest region, the Americas, or 10.1 percent organically, excluding an unfavorable foreign currency exchange impact of about 2.0 percent. Sales in Europe, Middle East and Africa (EMEA) were up 9.9 percent, or 5.4 percent organically, excluding a favorable foreign currency exchange impact of about 4.5 percent. EMEA results benefited from higher sales through distribution, as well as increased sales of Green Machines™ outdoor sweepers. Sales in the Asia Pacific region (APAC) increased 18.3 percent, rising approximately 25.8 percent organically, excluding an unfavorable foreign currency exchange impact of about 7.5 percent. The APAC organic sales gain was broad based and included continued strong sales performance in China, which had approximately 50 percent organic sales growth in the 2014 first quarter.
Tennant's gross margin in the 2014 first quarter was 41.8 percent compared to 43.1 percent in the prior year quarter. Gross margin in the 2014 first quarter was impacted by the mix of products sold, and also the selling channel mix, with strong sales through distribution and sales to strategic accounts. The company anticipates gross margin for the 2014 full year will be in its target range of 43 percent to 44 percent due to expected benefits from recently enacted selling price increases.
Research and development (R&D) expense for the 2014 first quarter totaled $7.5 million, or 4.1 percent of sales, compared to $7.5 million, or 4.5 percent of sales, in the prior year quarter. The company continued to invest in developing innovative new products for its traditional core business, as well as in its Orbio Technologies Group, which is focused on advancing a suite of sustainable cleaning technologies.
Selling and administrative (S&A) expense in the 2014 first quarter totaled $60.2 million, or 32.7 percent of sales. S&A in the 2013 first quarter was $58.1 million, or 34.6 percent of sales, and $56.7 million as adjusted, or 33.7 percent of sales as adjusted. Tennant continued to gain leverage in S&A spending due to cost controls and operating efficiencies.
Tennant's 2014 first quarter operating profit was $9.2 million, or 5.0 percent of sales, versus an operating profit of $6.9 million, or 4.1 percent of sales, in the year ago quarter. As adjusted, Tennant’s operating profit in the prior year quarter was $8.3 million, or 5.0 percent of sales.
Cash from operations, which is typically negative in the first quarter due to the seasonality in the business, totaled a negative $3.9 million compared to a positive $7.3 million in the year earlier quarter. The company's total debt was $28.2 million, down from $31.8 million at the end of the prior year quarter. Cash on the balance sheet rose to $63.4 million, up from $49.8 million a year ago. Reflecting Tennant’s ongoing commitment to enhancing shareholder return, the company paid cash dividends of $0.18 per share in the 2014 first quarter and repurchased 58,158 shares at a cost of $3.6 million.

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New Product and Technology Pipeline
Tennant Company continues to have the most robust new product pipeline in its history. The company plans to launch more than 63 new products and technologies between 2014 and 2016, on top of 37 new products that were introduced from 2012 to 2013.
“The introduction of new products and technologies is important to our revenue growth. We are encouraged by customers’ responses to our new and expanded product lines, and we are excited to add a variety of new core equipment models and sustainable technologies to our portfolio this year and into the future,” said Killingstad.
In 2014, Tennant is launching nine products in the first half of the year, followed by seven new products in the second half. Among the 2014 first quarter new product highlights, Tennant introduced a line of walk-behind burnishers. These new core equipment offerings are engineered to improve the customers’ cleaning performance and operator safety, lower operating costs and reduce environmental impact.
In April, the Orbio Technologies Group from Tennant Company introduced the Orbio® os3, which uses Split Stream™ Technology to deliver on-site generation of an anti-microbial solution, as well as an effective multi-surface cleaner, for use in a wide variety of customer segments. The Orbio os3 is small enough to fit inside most janitorial closets.
Tennant remains committed to being an industry innovation leader and aims to set the standard for sustainable cleaning around the world.

Tennant Company Targets $1 Billion in Revenues By 2017
Earlier this year, Tennant announced its growth strategy to reach sales of $1 billion by 2017. The plan reflects the fact that over the past five years, Tennant has been building a scalable business model capable of delivering improved operational efficiency and profitability. To take full advantage of that effort, the company has shifted its focus to organic revenue growth to increase market share and enhance the organization’s ability to reach a 12 percent or above operating profit margin.
Stated Killingstad, “We have identified opportunities to increase our market coverage and customer penetration in underserved markets where our value proposition is compelling. The robust organic sales gains we saw in the first quarter are an early indication that we are on the right path. We have been investing in additional direct sales, distribution and marketing capabilities to accelerate growth.”
Tennant plans to meet its objectives through a strong new product pipeline in both the core business and in the Orbio Technologies Group, continued gains in emerging markets, growth in Europe, focus on strategic accounts and an enhanced go-to-market strategy designed to significantly expand its global market coverage and customer base.

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Business Outlook
Based on its 2014 first quarter results and expectations of future performance, Tennant Company continues to estimate 2014 full year net sales in the range of $780 million to $800 million, up 4 percent to 6 percent, and earnings in the range of $2.50 to $2.80 per diluted share, an increase of 11 percent to 24 percent, compared to 2013, as adjusted. The company anticipates that its 2014 earnings will be stronger in the second half of the year, as its growth investments gain further traction and generate incremental revenues and profits. For the 2013 full year, adjusted diluted earnings per share totaled $2.26 on net sales of $752 million. (See the Supplemental Non-GAAP Financial Table.)
The company's 2014 annual financial outlook includes the following expectations:

•	Modest economic improvement in North America and Europe, and steady growth in emerging markets;

•	Unfavorable foreign currency impact on sales for the full year of approximately 1 percent;

•	Gross margin performance in the range of 43 percent to 44 percent;

•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and in water-based cleaning technologies; and

•	Capital expenditures in the range of $20 million to $22 million.
“We will continue to focus on growth, building on an excellent start to 2014 with the first quarter results,” said Killingstad. “At the same time, we are committed to operational excellence and strong cost controls, in order to deliver improved profitability.”

Conference Call
Tennant will host a conference call to discuss the 2014 first quarter results today, April 21, 2014, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Company, Investors. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile
Minneapolis-based Tennant Company (TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the

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competition in our business; our ability to attract and retain key personnel; our ability to successfully upgrade, evolve and protect our information technology systems; our ability to develop and commercialize new innovative products and services; our ability to comply with laws and regulations; fluctuations in the cost or availability of raw materials and purchased components; unforeseen product liability claims or product quality issues; the occurrence of a significant business interruption; the occurrence of disruptions to our supply and delivery chains; and the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table.

FINANCIAL TABLES FOLLOW

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Page 6 – Tennant Company Reports 2014 First Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended
	March 31
	2014	2013
Net Sales	$183,979	$168,092
Cost of Sales	107,062	95,569
Gross Profit	76,917	72,523
Gross Margin	41.8%	43.1%
Operating Expense:
Research and Development Expense	7,481	7,518
Selling and Administrative Expense	60,199	58,122
Total Operating Expense	67,680	65,640
Profit from Operations	9,237	6,883
Operating Margin	5.0%	4.1%
Other Income (Expense):
Interest Income	75	114
Interest Expense	(486)	(467)
Net Foreign Currency Transaction Losses	(208)	(324)
Other (Expense) Income, Net	(31)	6
Total Other Expense, Net	(650)	(671)

Profit Before Income Taxes	8,587	6,212
Income Tax Expense	2,792	1,153
Net Earnings	$5,795	$5,059

Net Earnings per Share:
Basic	$0.32	$0.28
Diluted	$0.31	$0.27

Weighted Average Shares Outstanding:
Basic	18,318,260	18,343,933
Diluted	18,839,172	18,889,317

Cash Dividends Declared per Common Share	$0.18	$0.18

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended
	March 31
	2014	2013	%
Americas	$122,389	$113,247	8.1
Europe, Middle East and Africa	43,064	39,191	9.9
Asia Pacific	18,526	15,654	18.3
Total	$183,979	$168,092	9.5
(1) Net of intercompany sales.

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TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	March 31,	December 31,	March 31,
	2014	2013	2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$63,400	$80,984	$49,755
Restricted Cash	411	393	188
Net Receivables	143,957	140,182	130,427
Inventories	73,838	66,906	64,126
Prepaid Expenses	14,231	11,426	13,177
Deferred Income Taxes, Current Portion	9,603	13,723	10,294
Other Current Assets	1,678	1,682	253
Total Current Assets	307,118	315,296	268,220
Property, Plant and Equipment	305,972	300,906	294,884
Accumulated Depreciation	(222,104)	(217,430)	(210,437)
Property, Plant and Equipment, Net	83,868	83,476	84,447
Deferred Income Taxes, Long-Term Portion	2,760	2,423	10,352
Goodwill	19,161	18,929	19,798
Intangible Assets, Net	18,506	19,028	19,929
Other Assets	17,056	17,154	9,503
Total Assets	$448,469	$456,306	$412,249

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-Term Borrowings and Current Portion of Long-Term Debt	$2,236	$3,803	$1,567
Accounts Payable	54,409	53,079	51,580
Employee Compensation and Benefits	25,300	29,756	24,999
Income Taxes Payable	808	812	1,019
Other Current Liabilities	41,390	44,076	36,876
Total Current Liabilities	124,143	131,526	116,041
Long-Term Liabilities:
Long-Term Debt	26,000	28,000	30,200
Employee-Related Benefits	24,925	25,173	25,784
Deferred Income Taxes, Long-Term Portion	2,900	2,870	3,164
Other Liabilities	5,069	4,891	4,577
Total Long-Term Liabilities	58,894	60,934	63,725
Total Liabilities	183,037	192,460	179,766
Shareholders’ Equity:
Preferred Stock	—	—	—
Common Stock	6,919	6,934	6,911
Additional Paid-In Capital	30,172	31,956	23,928
Retained Earnings	252,233	249,927	233,134
Accumulated Other Comprehensive Loss	(23,892)	(24,971)	(31,490)
Total Shareholders’ Equity	265,432	263,846	232,483
Total Liabilities and Shareholders’ Equity	$448,469	$456,306	$412,249

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TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Three Months Ended
	March 31
	2014	2013
OPERATING ACTIVITIES
Net Earnings	$5,795	$5,059
Adjustments to reconcile Net Earnings to Net Cash (Used by) Provided by Operating Activities:
Depreciation	4,427	4,492
Amortization	611	644
Deferred Income Taxes	3,874	1,537
Share-Based Compensation Expense	1,540	1,707
Allowance for Doubtful Accounts and Returns	429	313
Other, Net	(9)	5
Changes in Operating Assets and Liabilities:
Receivables	(4,123)	5,939
Inventories	(7,292)	(7,097)
Accounts Payable	1,648	5,816
Employee Compensation and Benefits	(4,707)	(8,736)
Other Current Liabilities	(3,370)	(469)
Income Taxes	(2,310)	(1,847)
Other Assets and Liabilities	(426)	(100)
Net Cash (Used by) Provided by Operating Activities	(3,913)	7,263

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(3,511)	(4,017)
Proceeds from Disposals of Property, Plant and Equipment	40	39
Proceeds from Sale of Business	—	699
Increase in Restricted Cash	(2)	—
Net Cash Used for Investing Activities	(3,473)	(3,279)

FINANCING ACTIVITIES
Payments of Short-Term Debt	(1,500)	—
Payments of Long-Term Debt	(2,006)	(428)
Purchases of Common Stock	(3,556)	(7,515)
Proceeds from Issuances of Common Stock	226	2,795
Tax Benefit on Stock Plans	169	708
Dividends Paid	(3,490)	(3,314)
Net Cash Used for Financing Activities	(10,157)	(7,754)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(41)	(415)

Net Decrease in Cash and Cash Equivalents	(17,584)	(4,185)

Cash and Cash Equivalents at Beginning of Year	80,984	53,940

Cash and Cash Equivalents at End of Year	$63,400	$49,755

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TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended
	March 31
	2014	2013

Net Sales	$183,979	$168,092

Cost of Sales	107,062	95,569
Gross Profit - as reported	76,917	72,523
Gross Margin	41.8%	43.1%

Operating Expense:
Research and Development Expense	7,481	7,518
Selling and Administrative Expense	60,199	58,122
Total Operating Expense	67,680	65,640

Profit from Operations - as reported	$9,237	$6,883
Operating Margin - as reported	5.0%	4.1%
Adjustments:
Restructuring Charge	—	1,440
Profit from Operations - as adjusted	$9,237	$8,323
Operating Margin - as adjusted	5.0%	5.0%

Other Income (Expense):
Interest Income	75	114
Interest Expense	(486)	(467)
Net Foreign Currency Transaction Losses	(208)	(324)
Other (Expense) Income, Net	(31)	6
Total Other Expense, Net	(650)	(671)

Profit Before Income Taxes - as reported	$8,587	$6,212
Adjustments:
Restructuring Charge	—	1,440
Profit Before Income Taxes - as adjusted	$8,587	$7,652

Income Tax Expense - as reported	$2,792	$1,153
Adjustments:
Restructuring Charge	—	417
Discrete Tax Item Related to 2012 R&D Tax Credit	—	582
Income Tax Expense - as adjusted	$2,792	$2,152

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TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended
	March 31
	2014	2013

Net Earnings - as reported	$5,795	$5,059
Adjustments:
Restructuring Charge	—	1,023
Discrete Tax Item Related to 2012 R&D Tax Credit	—	(582)
Net Earnings - as adjusted	$5,795	$5,500

Net Earnings per Share - as reported:
Basic	$0.32	$0.28
Diluted	$0.31	$0.27
Adjustments:
Restructuring Charge	—	0.05
Discrete Tax Item Related to 2012 R&D Tax Credit	—	(0.03)

Diluted Net Earnings per Share - as adjusted	$0.31	$0.29

Full
Year
2013

Diluted Earnings per Share - as reported	$2.14
Adjustments:
Restructuring Charges	0.15
Discrete Tax Item Related to 2012 R&D Tax Credit	(0.03)

Diluted Earnings per Share - as adjusted	$2.26
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